Exhibit 10.04

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 27, 2006, by and among RTS PACKAGING, LLC, a Delaware limited liability company (“Purchaser”), and CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC., a Delaware corporation (“Seller”), and, for the limited purpose of fully guaranteeing the performance, payment and all other obligations of Seller contemplated by this Agreement, CARAUSTAR INDUSTRIES, INC., a North Carolina corporation (“Guarantor”). Purchaser and Seller may hereinafter be referred to, from time to time, individually as a “Party” and collectively as the “Parties”.

RECITALS:

A. Seller is engaged in the business of manufacturing, selling and distributing solid fiber partitions (the “Products”) from various facilities throughout the United States (the “Business”);

B. Subject to the terms and conditions set forth in this Agreement, the Parties desire to enter into this Agreement pursuant to which Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, substantially all of the assets used or held for use by Seller primarily in the conduct of the Business, and Purchaser shall assume only certain specified liabilities and obligations of such Business as described in this Agreement (collectively, the “Transactions”); and

C. The Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions, all as more particularly set forth herein and in the documents to be delivered hereunder.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

1. PURCHASE AND SALE OF ASSETS.

1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, transfers and conveys to Purchaser (and shall cause Seller’s Affiliates to sell, transfer and convey to Purchaser), all of Seller’s and its Affiliates’ right, title and interest as of the Effective Time (as defined in Section 2.1 below) in and to all of the tangible and intangible assets of every kind and description (real, personal and mixed), wherever situated, used or held for use by Seller or its Affiliates primarily in the operation of the Business, exclusive of the Excluded

Assets as defined in Section 1.3 below (collectively, the “Purchased Assets”), free and clear of all Liens (as defined in Section 3.7(a) below) other than Permitted Liens (as defined in Section 3.6 below). Except for the Excluded Assets expressly set forth in Section 1.3 hereof, the Purchased Assets shall include, without limitation, the following assets:

(a) All assets owned, used or held for use by Seller of its Affiliates primarily in the operation of the Business, including, but not limited to, (i) those assets reflected on the Interim Balance Sheet (as hereinafter defined), subject to changes to reflect the acquisition or disposition of assets of the Business that have been sold or acquired by Seller between November 30, 2005 and the Effective Time in bona fide transactions entered into in the ordinary course of business consistent with past practices of the Seller and (ii) the Financed Assets (as hereinafter defined);

(b) All inventories used solely in the operation of the Business, consisting of finished products, work-in-process, roll stock, raw materials and other inventory items (collectively, the “Purchased Inventory”), excluding any inventories which are obsolete or other than first quality as determined in accordance with Section 1.4(b) hereof;

(c) All advances, prepaid expenses, deposits and credits of or to Seller or its Affiliates relating solely to the Assumed Contracts (as hereinafter defined);

(d) All fixed assets, equipment, spare parts, furniture, furnishings, computer hardware (including, without limitation, servers and personal computers), software, vehicles, fixtures, parts, tooling, supplies and other tangible personal property of Seller used primarily in the operation of the Business (the “Personal Property Assets”);

(e) All of Seller’s and its Affiliates’ right, title and interest in and to the contracts, agreements, leases, open purchase orders and customer orders arising solely out of the operation of the Business that are listed on Schedule 1.1(e) hereto (collectively, the “Assumed Contracts”);

(f) All goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of Seller or its Affiliates (and all rights thereto and applications therefor) used by Seller or its Affiliates primarily in connection with the operation of the Business (collectively, the “Intellectual Property”);

(g) All rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities, choses in action and similar rights in favor of Seller relating primarily to the Business, except to the extent (but only to the extent) relating to the Excluded Liabilities or arising under Excluded Contracts or other Excluded Assets (as such terms are hereinafter defined);

(h) To the extent transferable by Seller or its Affiliates to Purchaser, all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued with respect to Seller or its Affiliates relating solely to the Business by any governmental entity or authority, and all applications therefor (collectively, “Licenses, Permits and Registrations”);

(i) All information, books and records of Seller or its Affiliates to the extent related solely to the operation of the Business, including all files, correspondence, records, data, plans, reports, recorded knowledge or information, including customer, supplier, price and mailing lists, personnel records relating to the Transferred Employees, and all financial, accounting and property tax records, maintenance and equipment records, and all correspondence with and documents pertaining to transactions with suppliers, customers, governmental entities and authorities and other third parties in whatever media retained or stored, including computer data, programs and disks (provided, however, that copies of the same may be retained by Seller) to the extent that such information, books and records are in the possession of Seller or its Affiliates and were prepared or produced solely in connection with the Business;

(j) All customer lists and customer information of the Business; and

(k) All other tangible and intangible assets of Seller and its Affiliates of any kind or description, wherever located, that are used by Seller or its Affiliates primarily in the operation of the Business.

1.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement and in addition to the liabilities and obligations of Purchaser under Purchaser’s Ancillary Documents, Purchaser hereby assumes and agrees to perform and discharge only the following liabilities and obligations of Seller or its Affiliates arising out of the operation of the Business (the “Assumed Liabilities”): liabilities and obligations of Seller and its Affiliates arising under the Assumed Contracts (but only to the extent such contracts do not constitute Excluded Assets and are properly and effectively assigned to Purchaser) to the extent such liabilities and obligations arise solely after the Effective Time and do not result from a default or breach by Seller or its Affiliates prior to the Effective Time. Notwithstanding any other provision of this Agreement, Purchaser shall not assume any, and Seller hereby expressly retains responsibility for all, of the liabilities and obligations of Seller and its Affiliates, whether or not accrued, whether fixed or contingent, whether or not disclosed, and whether known or unknown, that are not expressly assumed by Purchaser pursuant to this Section 1.2 (collectively, the “Excluded Liabilities”). In no event shall Purchaser assume, agree to pay, discharge or satisfy any of the Excluded Liabilities or otherwise have any responsibility for any Excluded Liabilities. For purposes of clarification, the Excluded Liabilities shall include, but not be limited to, the following liabilities and obligations of Seller and its Affiliates:

(a) All liabilities and obligations relating to the Excluded Assets (as hereinafter defined);

(b) Any debt, obligation, responsibility or liability of Seller, whether known or unknown, contingent or absolute, or fixed or otherwise, owed to any of its Affiliates. “Affiliates” shall mean with respect to any party, a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

(c) All liabilities and obligations arising out of or pertaining to any Environmental Law (as defined in Section 3.8) with respect to Seller, the Business, the Purchased Assets or the Leased Real Property (as defined in Section 3.7(a)) that relate to events, omissions, occurrences, conditions or other matters occurring or existing prior to the Effective Time, regardless of whether any claims, proceedings, suits, investigations, inquiries, violations, assessments, filings, orders, decrees, notices, notifications, citations or complaints with respect to such events, omissions, occurrences, conditions or other matters are first asserted before or after the Effective Time (including, but not limited to, those items set forth or required to be set forth on Schedule 3.8(a), Schedule 3.8(b) or Schedule 3.8(c) hereof);

(d) All liabilities and obligations arising out of, relating to or with respect to all actions, suits, proceedings, disputes, claims or investigations (at law, in equity or otherwise) against Seller or its Affiliates with respect to their employees;

(e) All liabilities and obligations arising out of, relating to or with respect to all actions, suits, proceedings, disputes, claims or investigations (at law, in equity or otherwise) that are based on events, occurrences, acts, omissions, breaches, defaults or conditions relating to the Business occurring or existing prior to the Effective Time, whether such claims or other items are first asserted before or after the Effective Time (including, but not limited to, those matters set forth or required to be set forth on Schedule 3.10 hereof and any liability of Seller or its Affiliates based on Seller’s or its Affiliates’ breach of or default under the Coors’ Agreement);

(f) All liabilities for employment and withholding taxes imposed upon Seller or any of its Affiliates with respect to their employees;

(g) All liabilities for taxes of any type, kind or nature whatsoever (collectively, “Taxes”), including, but not limited to, income, sales and use, and employment and withholding taxes, imposed upon Seller or any of its Affiliates;

(h) All liabilities and obligations with respect to indebtedness of Seller or its Affiliates with respect to borrowed money, including any interest, penalties or other charges accrued thereon;

(i) All liabilities and obligations of Seller or its Affiliates arising under all Excluded Contracts (as hereinafter defined);

(j) All liabilities and obligations with respect to Seller’s or Seller’s Affiliates’ employees for or relating to the periods on or before the Effective Time if such employees become Transferred Employees; provided, that Seller and its Affiliates shall remain fully and solely responsible for all liabilities and obligations with respect to their employees who do not become employees of Purchaser as of the Effective Time relating to all periods, whether prior to, at or after the Effective Time;

(k) All liabilities and obligations, whether or not arising prior to or after the Effective Time, arising under or relating to any of the following (collectively, the “Seller Benefit Plans”): (i) each Employee Benefit Plan (as hereinafter defined) of any Seller Entity and (ii) each severance plan or agreement, each bonus program or other incentive compensation plan or agreement, health, vacation, earned time off, supplemental unemployment benefit, hospitalization insurance, medical, dental and each other employee benefit plan, fund, program, agreement or arrangement of Seller or its Affiliates that does not qualify as an Employee Benefit Plan;

(l) All liabilities and obligations of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation and execution of this Agreement, Seller’s Ancillary Documents (as defined in Section 4.2) and the consummation of the Transactions and any fees and expenses of counsel, accountants, brokers, financial advisors or other consultants or experts of Seller or its Affiliates;

(m) All liabilities and obligations of Seller or its Affiliates solely relating to, resulting from, or arising out of any portion of the Business that was discontinued or disposed of prior to the Effective Time;

(n) All liabilities and obligations of Seller or its Affiliates arising prior to the Effective Time, whether or not pursuant to an Assumed Contract; provided, Purchaser acknowledges Purchaser’s obligation to make payment of Purchaser’s Share of the Rebate under the Coors Agreement as provided in Section 1.6 hereof;

(o) Any liabilities, obligations or damages arising out of or pertaining to the Leased Real Property or any leases with respect to the Leased Real Property that occurred, accrued or otherwise relate to periods prior to the Effective Time;

(p) All liabilities and obligations arising out of any claims, actions, litigation or proceedings relating to any or all of the foregoing Excluded Liabilities and all costs and expenses (including without limitation attorneys’ fees) in connection therewith; and

(q) All liabilities, damages or obligations arising out of, resulting from or relating to the failure of Seller or any of its Affiliates (i) to qualify or register to transact business as a foreign corporation in the State of New Jersey or (ii) to obtain any necessary permits, approvals, licenses or other authorizations with respect to the installation or operation of the septic sewer system relating to the Frenchtown Property (as defined in Section 5.6(a)(i) hereof).

1.3 Excluded Assets. In no event shall the Purchased Assets include any of the following assets, properties and rights of Seller or its Affiliates (collectively, the “Excluded Assets”): (i) the cash, cash equivalents and investments of Seller (except for any normal and customary cash deposits made by or to third parties and held by Seller or such third parties related to Products to be sold by Seller after the Effective Time or security deposits made with any lessor of the Leased Real Property (as hereinafter defined) or any Personal Property Assets); (ii) all accounts receivable, trade accounts receivable and notes receivable of Seller and all claims, remedies, and rights relating thereto; (iii) any inventory of Seller relating to the Business that is not Purchased Inventory; (iv) any contracts, agreements or leases of Seller or any of its Affiliates other than the Assumed Contracts (“Excluded Contracts”); (v) all federal and state income tax, franchise tax and sales and use tax returns of Seller and all claims and rights to refunds, credits and deposits relating thereto; (vi) all ownership and other rights with respect to the Seller Benefit Plans; (vii) any Licenses, Permits and Registrations that by their terms are not transferable to Purchaser, including those listed on Schedule 1.3(vii) as not being transferable to Purchaser; (viii) the charter documents of Seller, stock records and minute books, tax identification numbers, books of account and other constituent records relating to the corporate organization of Seller; (ix) the rights that accrue to Seller under this Agreement; (x) all insurance policies of Seller and any of its rights thereunder; and (xi) the assets, rights and properties of Seller, if any, set forth on Schedule 1.3(xi).

1.4 Purchase Price.

(a) Amount; Manner of Payment. In consideration of Seller’s sale of the Purchased Assets to Purchaser and, subject to the terms and conditions contained herein and the indemnification obligations under Section 6, at Closing, Purchaser agrees to pay to Seller an amount equal to Six Million Ninety One Thousand Three Hundred Twenty-Five and 97/100 Dollars ($6,091,325.97) (“Fixed Purchase Price”), by wire transfer of immediately available funds to an account designated by Seller in writing prior to Closing. The Fixed Purchase Price, as adjusted upward or downward, as the case may be, in accordance with the terms of Sections 1.4(b) below shall be referred to herein as the “Purchase Price”. To the extent the Closing Inventory Value is determined in accordance with Section 1.4(b) at the time of the wire transfer of the Fixed Purchase Price, then the Parties agree that the amount of such wire transfer shall equal the Purchase Price, as adjusted pursuant to Section 1.4(b). Otherwise, any amounts owed by Seller or Purchaser, as the case may be, pursuant to Section 1.4(b) shall be paid in accordance with Section 1.4(b). In addition to payment of the Purchase Price, as consideration for the grant, sale, assignment, transfer and delivery of the Purchased Assets by Seller, Purchaser shall assume, perform and discharge the Assumed Liabilities and make the reimbursements provided for in Section 5.1(f).

(b) Adjustment to Fixed Purchase Price; Purchased Inventory Determination.

(i) Seller and Purchaser agree that the Fixed Purchase Price was determined and agreed upon by the Parties based upon the assumption that the Purchased Inventory (as hereinafter defined) included in the Purchased Assets will have a value on the Closing Date of $1,751,000 (the “Estimated Inventory Value”).

(ii) In connection with the Closing, the Parties shall jointly conduct a physical count of Seller’s inventory with respect to the Business as of the Closing

Date and attempt to mutually determine and agree upon (x) the items of inventory qualifying as Purchased Inventory and (y) the actual value of all items which will comprise the Purchased Inventory. Such physical inventory count shall be conducted by the Parties in accordance with the inventory valuation policies and procedures described on Schedule 1.4(b)(ii), which description shall include principles, policies and methodologies for determining, writing off, marking down or discounting obsolete, slow moving or other than first quality items of inventory.

(iii) Within seven (7) days after the Closing Date, Seller shall deliver to Purchaser a written statement (“Seller’s Inventory Statement”) setting forth in reasonable detail Seller’s determination of the value of the items to be included in the Purchased Inventory as of the Closing (following the same principles, policies and methodologies set forth on Schedule 1.4(b)(ii)). If Purchaser disagrees with Seller’s determination of the value of the items to be included in the Purchased Inventory as of the Closing set forth on Seller’s Inventory Statement, Purchaser shall, within fifteen (15) days after receipt of Seller’s Inventory Statement, deliver to Seller written notice of Purchaser’s objection thereto (the “Inventory Objection Notice”). The Inventory Objection Notice shall state Purchaser’s determination of the value of the items of Purchased Inventory and any other matters relating to Seller’s Inventory Statement to which Purchaser disagrees. If an Inventory Objection Notice is not delivered by Purchaser within the allotted time period, then the Purchased Inventory and the value thereof set forth on Seller’s Inventory Statement shall be conclusive and binding upon the Parties. The value of the items of inventory included in the Purchased Inventory as finally determined pursuant to the provisions of this Section 1.4 shall be referred to as the “Closing Inventory Value”. At the written request of either Party, the non-requesting Party shall provide copies and access to the requesting Party of all supporting books, records, calculations and other relevant materials that relate to the inventory determinations described in this Section 1.4(b), and the applicable time periods or deadlines provided for in this Section 1.4(b) shall be extended by one day for each day in which the requesting Party fails or is otherwise unable to provide copies and/or access to the information and materials reasonably requested by the requesting Party pursuant hereto.

(iv) If an Inventory Objection Notice is timely delivered by Purchaser, Purchaser and Seller shall, during the ten (10) day period following the receipt by Seller of such notice, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the items comprising the Purchased Inventory and/or the Closing Inventory Value, but if they do not obtain a final resolution within ten (10) days after Purchaser has received the Inventory Objection Notice, Purchaser and Seller will jointly retain a reputable nationally recognized accounting firm who has not provided services to either Party or their respective Affiliates (the “Accounting Firm”) to resolve any remaining disagreements. Purchaser and Seller shall direct the Accounting Firm to render a determination within 30 days of its retention and the Parties and their respective employees shall cooperate with the Accounting Firm during its engagement. The Accounting Firm shall consider only those items and/or amounts set forth in or omitted from Seller’s Inventory Statement which are listed in the Inventory Objection Notice which Purchaser and Seller are unable to resolve by themselves. The Accounting Firm’s determination shall be made in accordance with the policies, procedures and methodologies set forth on Schedule 1.4(b)(ii). The determination of the Accounting Firm will be conclusive and binding upon the Parties. The cost of such review and report by the Accounting Firm shall be borne equally by the Parties.

(v) If the Closing Inventory Value is less than the Estimated Inventory Value, the Fixed Purchase Price shall be reduced on a dollar-for-dollar basis by the difference between the Estimated Inventory Value and the Closing Inventory Value. If the Closing Inventory Value is greater than the Estimated Inventory Value, the Fixed Purchase Price shall be increased on a dollar-for-dollar basis by the difference between the Closing Inventory Value and the Estimated Inventory Value; provided, however, that Purchaser shall have the sole and absolute right to elect not to purchase Inventory to the extent the Closing Inventory Value exceeds $1,850,000 and Purchaser shall identify those items of inventory that it will not purchase in connection therewith. Payment of any amounts owed by Purchaser or Seller, as the case may be, shall be made to the other Party within ten (10) days after a the Closing Inventory Value becomes conclusive and binding under the provisions of this Section 1.4(b).

(c) Allocation of Purchase Price. The Purchase Price and the other relevant items will be allocated to the Purchased Assets for all purposes (including the filing of Form 8594 with the Internal Revenue Service, as required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and other federal and state income tax and financial accounting purposes) in accordance with the valuation methods and terms set forth on Exhibit 1.4(c) attached hereto. Purchaser and Seller will file all tax returns (including amended returns and claims for refund) and information reports in a manner that is consistent with such allocation.

1.5 Prorations; Allocations. Except as elsewhere set forth in this Agreement, all items of income and expense arising from the operation of the Business and ownership of the Purchased Assets on or before the Effective Time shall be for the account of Seller and thereafter shall be for the account of Purchaser, with such items being prorated on a per diem basis accordingly. With respect to certain expenses incurred with respect to the

Purchased Assets in the operation of the Business, the following allocations shall be made between Seller and Purchaser:

(a) Taxes. If applicable, real and ad valorem property taxes shall be apportioned at the Closing based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to the Effective Time and in the taxable period following the Effective Time. If any of the current tax bills are not available at the Closing, then the Parties agree to apportion such taxes as provided in the preceding sentence based upon the amounts set forth in the tax bills for the immediately preceding tax year (the “Estimated Tax Apportionments”). Upon receipt of the current tax bills by Purchaser after the Closing, Purchaser shall promptly deliver a copy of such tax bills to Seller along with a calculation of the apportionment based on such tax bills (the “Actual Tax Apportionments”). Whichever Party underpaid pursuant to the Estimated Tax Apportionments shall make payment in the amount of such underpayment to the Party that overpaid within fifteen (15) days after delivery of the Actual Tax Apportionments.

(b) Utilities. Utilities, water and sewer charges shall be apportioned based upon the number of business days occurring prior to the Effective Time and following the Effective Time during the billing period for each such charge.

(c) Salaries/Wages. Salary and wages paid by Seller or any of its Affiliates to any Transferred Employees for time periods after the Effective Time shall be reimbursed by Purchaser to Seller or its Affiliate, as the case may be, within five (5) calendar days after the Closing.

(d) Leased Real Property Rent Payments. Rent payments shall be apportioned at Closing based upon the number of days occurring prior to the Effective Time and following the Effective Time during the month of February under the real property leases with respect to the Facilities located in Litchfield, Illinois and Frenchtown, New Jersey.

If any such amounts are not due until after the Closing Date, Purchaser shall assume the responsibility of paying such amounts when bills are submitted and Seller shall promptly remit Seller’s prorated amount for the period up to and including the Closing Date to Purchaser with respect to all such bills. Otherwise, appropriate cash payments by Purchaser or Seller, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 1.5.

1.6 Coors Supply Agreement; Coors Rebate. Under an undated agreement styled “Goods Purchase Order Terms and Conditions” entered into by and between Coors Brewing Company (“Coors”) and Seller (the “Coors Agreement”), Coors is eligible to receive a rebate of four percent (4%) on all purchases of certain Products (the “Rebate”), provided that Coors meets certain stipulated conditions. One such condition is that Coors purchase a minimum of $3,100,000 of such Products during the term of the Coors Agreement that commenced on May 1, 2005 and expires on April 30, 2006 (the “Minimum Purchase Amount”). In the event that aggregate sales of Products by Seller or its Affiliates, Purchaser or third parties (provided that such third party sales consisted of Products that Seller and its Affiliates were not qualified to provide under the Coors Agreement) are equal to or greater than the Minimum Purchase Amount, then (i) Purchaser shall deliver a written statement to Seller setting forth in reasonable detail the total amount of sales of Products to Coors made by Purchaser and its Affiliates after the Closing and the amount of the Rebate owed to Coors under the Coors Agreement, (ii) Purchaser shall timely pay to Coors the amount of such Rebate as reflected on such written statement, and (iii) Seller’s pro rata portion of such Rebate shall be equal to $119,560.00, which amount Seller shall pay to Purchaser within seven (7) calendar days after Seller’s receipt of the written statement by wire transfer of immediately available funds to an account designated by Purchaser, provided, that Purchaser has paid the Rebate to Coors.

1.7 Procedures for Non-Transferable Assets.

(a) If any Assumed Contracts are not assignable without the consent of one or more third persons and such consent has not been obtained as of the Closing, the parties hereto shall use commercially reasonable efforts to obtain, as soon as possible after the Closing, any such consents requested by Purchaser that were not previously obtained and assign such Assumed Contracts to Purchaser on the effective date for any such consent obtained. With respect to any such Assumed Contract for which a necessary consent has not been obtained as of the Closing, if requested by Purchaser and permitted by the terms of such Assumed Contract, Seller and its Affiliates shall subcontract to Purchaser such Assumed Contract (a) until the earlier of (i) the date on which such consent is obtained and is effective or (ii) the date on which the term of such Assumed Contract ends, (b) at the price specified in such Assumed Contract without any additional mark-up, and (c) otherwise on the same terms and conditions as are included in such Assumed Contract, and Purchaser, under such subcontract, shall be responsible for the liabilities associated with the performance of such Assumed Contract to the extent those liabilities would otherwise constitute Assumed Liabilities and will be entitled to and shall receive all of the benefits from such Assumed Contract. If subcontracting such Assumed Contract is not permitted under its terms, the parties hereto shall cooperate with one another in any reasonable arrangement acceptable to the parties designed to give Purchaser the practical benefits of such Assumed Contract and the obligations arising under such Assumed Contract that would otherwise constitute Assumed Liabilities.

(b) The Parties acknowledge and agree that, although the Parties intend for Seller and its Affiliates to assign to Purchaser as of the Effective Time certain leases for

IBM computer equipment listed on Attachment 1 to Schedule 1.1(e) (the “IBM Computers”) and included in the identified Lease Supplements to the Term Lease Master Agreement, dated March 24, 1995, between IBM Credit Corporation and Caraustar Industries, Inc. (the “IBM Lease”), IBM Credit Corporation may desire for Purchaser to enter into a new lease agreement for the IBM Computers as of the Effective Time, on substantially the same terms as those contained in the IBM Lease, rather than consent to a partial assignment of the IBM Lease to Purchaser. In such event, the IBM Lease shall not constitute an Assumed Contract hereunder, notwithstanding any listing of such contract on Schedule 1.1(e), and the Parties shall cooperate in good faith to evidence Purchaser’s lease of the IBM Computers from IBM Credit Corporation and the termination of Seller’s and its Affiliates’ lease of the IBM Computers, as of the Effective Time, in form and substance reasonably acceptable to the Parties.

(c) The Parties acknowledge and agree that, as of or prior to the Closing Date, Seller shall purchase (i) a Ford Explorer and a Pontiac Bonneville from GE Fleet Services, and (ii) two Chrysler 300 sedans from LeasePlan, each of which shall be conveyed to Purchaser as Purchased Assets as of the Effective Time pursuant to this Agreement. The Parties acknowledge and agree that, as of the Effective Time, Seller may be unable to document the transfer of title to such vehicles to Purchaser and, in such event, Seller and Purchaser shall cooperate in good faith to take such actions as the other Party may reasonably request to evidence and consummate such transfer, including the endorsement of certificates of title and the filing of any certificates of lost title or other similar documentation with appropriate governmental authorities.

(d) The Parties acknowledge and agree that, as of the Effective Time, (i) Seller and its Affiliates shall terminate their lease with respect to the Frenchtown Property with Anthony DeSapio and 869 Associates, LLC, and such lease shall not constitute an Assumed Contract hereunder, and (ii) Purchaser shall enter into a new lease agreement with respect to the Frenchtown Property with 869 Associates, LLC.

2. CLOSING; DELIVERIES.

2.1 Closing. The closing (the “Closing”) of the transactions contemplated in this Agreement shall be deemed to have taken place as of 12:01 a.m. local time in Atlanta, Georgia on the date hereof (the “Effective Time”). The date on which the Closing occurs shall be referred to as the “Closing Date”.

2.2 Documents Delivered by Seller at Closing. Contemporaneously with the execution of this Agreement, Seller shall deliver to Purchaser the following:

(a) All bills of sale, instruments of assignment, certificates of title, licenses and other conveyance documents, dated as of the Effective Time, transferring to Purchaser all of Seller’s right, title and interest in and to the Purchased Assets together with possession of the Purchased Assets, all in a form reasonably satisfactory to Purchaser and Seller and executed by a duly authorized representative of Seller;

(b) A document evidencing the assignment to Purchaser of the Assumed Contracts, in form and substance reasonably satisfactory to Purchaser and Seller (the “Assignment and Assumption Agreement”), executed by a duly authorized representative of Seller and its applicable Affiliates;

(c) As necessary, documents evidencing the assignment to Purchaser of certain intangible Purchased Assets, including any Intellectual Property, in form and substance reasonably satisfactory to Purchaser and Seller, executed by a duly authorized representative of Seller;

(d) A copy of (i) resolutions (the “Seller Resolutions”) of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, the Seller’s Ancillary Documents and any other instruments, approvals, or certificates tendered by Seller pursuant to this Agreement and the Transactions, and (ii) a certificate, dated as of the Closing Date, executed by the secretary or assistant secretary or other duly authorized officer of Seller stating that the Seller Resolutions adopted by Seller were duly adopted and are in full force and effect;

(e) Unless otherwise agreed to by the Parties, written consents (or waivers with respect thereto) in form reasonably satisfactory to Purchaser for each Assumed Contract, including, without limitation, a assignment and assumption agreement with respect to the Coors Agreement executed by an duly authorized representative of Purchaser (or its Affiliate) and an authorized representative of Coors evidencing Coors’ written consent to assignment of the Coors Agreement to Purchaser (the “Coors Consent”);

(f) Evidence reasonably satisfactory to Purchaser that all Liens (other than Permitted Liens) affecting the Purchased Assets have been released;

(g) A sublease agreement with respect to 25% of the space at Seller’s Covington, Georgia facility in a form mutually satisfactory to Purchaser and Seller (the “Sublease”), executed by a duly authorized representative of Seller;

(h) [Intentionally Omitted];

(i) A transition services agreement relating to Purchaser’s post-closing transitional access to and/or use of certain information technology and other computer based systems and applications of Seller or its Affiliates as specified in such agreement (the “Transition Services Agreement”), executed by a duly authorized representative of Seller;

(j) Intellectual property assignments relating to the assignment of the trademarks, service marks and/or patents (or any application therefor) of Seller or any Affiliate of Seller as described on Schedule 3.15(a), executed by a duly authorized representative of Seller (the “Intellectual Property Assignments”); and

(k) All other documents reasonably requested by Purchaser to convey the Purchased Assets to Purchaser or to otherwise consummate the Transactions in accordance with the terms and conditions of this Agreement.

2.3 Documents Delivered by Purchaser at Closing. Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Seller the following:

(a) The Fixed Purchase Price;

(b) The Assignment and Assumption Agreement, executed by a duly authorized representative of Purchaser;

(c) The Sublease, executed by a duly authorized representative of Purchaser;

(d) [Intentionally Omitted];

(e) The Transition Services Agreement, executed by a duly authorized representative of Purchaser;

(f) The Intellectual Property Assignments, each executed by a duly authorized representative of Purchaser;

(g) The Coors Consent, executed by a duly authorized representative of Purchaser; and

(h) A copy of (i) the resolutions (the “Purchaser Resolutions”) of the Managing Board of Purchaser authorizing the execution, delivery and performance of this Agreement, the Purchaser’s Ancillary Documents (as hereinafter defined) and any other instruments, approvals, or certificates tendered by Purchaser pursuant to this Agreement and the Transactions, and (ii) a certificate, dated as of the Closing Date, of the secretary, assistant secretary or other duly authorized officer of Purchaser stating that the Purchaser Resolutions were duly adopted and are in full force and effect.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. As an inducement to Purchaser to enter into this Agreement and to consummate the Transactions, Seller hereby represents and warrants to Purchaser each of the following representations and warranties and acknowledges that each of said representations and warranties has been relied upon by Purchaser and is material to Purchaser’s decision to enter into this Agreement and to consummate the Transactions:

3.1 Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its assets used in the operations of the Business and to conduct the business of the Business as Seller is now conducting the Business. Seller is duly qualified or registered as a foreign corporation to transact business and is in good standing in Illinois and Georgia, but is not qualified or registered as a foreign corporation to transact business in New Jersey.

3.2 Authority and Binding Effect. Seller has the full corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions to be consummated by it hereunder, including the power and authority to execute and deliver any other certificate, document or other instrument to be executed and delivered by Seller in connection with the Transactions (collectively, the “Seller’s Ancillary Documents”) and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller’s Ancillary Documents by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder to be consummated by Seller have been duly and validly authorized by all necessary formal action on the part of Seller and its Board of Directors. Each of this Agreement and the Seller’s Ancillary Documents to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors’ rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Consents; Compliance with Other Instruments.

(a) Except as set forth on Schedule 3.3(a) or for matters that are not reasonably likely to cause a material adverse effect on the Business or the Purchased Assets, none of the execution, delivery and performance by Seller of this Agreement or the Seller’s Ancillary Documents, the consummation by Seller of the transactions contemplated hereby or thereby, or the fulfillment of and compliance with the terms and conditions hereof and thereof violates, breaches, is in conflict with, or constitutes a breach or default under (or an event that with notice, lapse of time or both would result in any such breach or default), results in the loss of any benefit under, permits the termination, modification or cancellation of or the acceleration or maturity of any obligation under, or results in the imposition of any Lien (other than Permitted Liens) upon any Purchased Asset pursuant to (i) any provision of any of its charter, bylaws or other governing documents, (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument to which Seller or any of its Affiliates is bound, (iii) any statute, rule, regulation, ordinance, or code applicable to Seller or the Business, or (iv) any judgment, order, injunction, or decree by which either Seller or any of its Affiliates is bound, to which either is a party, or to which the Business or any of the Purchased Assets is subject.

(b) Except as contemplated elsewhere herein and except as set forth in Schedule 3.3(b), neither Seller nor any of its Affiliates is required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality in connection with the execution and delivery of this Agreement or Seller’s Ancillary Documents or the consummation of the Transactions, where the failure to make such submissions, filings or registrations would be reasonably likely to cause a material adverse effect on the Business or the Purchased Assets.

(c) Except as contemplated elsewhere herein and except as set forth in Schedule 3.3(c), no license, permit, franchise, exemption, waiver, consent, approval or authorization of any governmental or regulatory authority or instrumentality is required to be obtained or made by Seller or any Affiliate of Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions, where the failure to make obtain or make such items would be reasonably likely to cause a material adverse effect on the Business or the Purchased Assets.

3.4 Financial Statements of the Business.

(a) Attached hereto as Schedule 3.4(a)(i) are (i) an unaudited profit and loss statement for the Business for each of the fiscal years ended December 31, 2003 and 2004 and an unaudited interim profit and loss statement for the Business for the eleven-month period ended November 30, 2005 (collectively, the “Income Statements”), (ii) an unaudited balance sheet of the Business for each of the fiscal years ended December 31, 2003 and 2004 (the “Balance Sheets”) and an unaudited interim balance sheet for the Business for the eleven-month period ended November 30, 2005 (the “Interim Balance Sheet”). Except as set forth on Schedule 3.4(a)(ii), the Income Statements, the Balance Sheets and the Interim Balance Sheet have been prepared from, and are in accordance with, the accounting principles used by Seller in the normal operation of the Business and with the books and records of Seller (which books and records are complete and accurate in all material respects). Except as set forth on Schedule 3.4(a)(iii), each of the Income Statements (1) has been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied since January 1, 2004 and (2) fairly and accurately presents, in all material respects, the revenues and expenses of the Business for the period then ended. Except as set forth on Schedule 3.4(a)(iv), each of the Balance Sheets and the Interim Balance Sheet fairly and accurately present, in all material respects, the financial condition of the Business as of the period then ended and each has been prepared in accordance with GAAP, consistently applied since January 1, 2004. For purposes of this Agreement, November 30, 2005 shall be the “Interim Balance Sheet Date.”

(b) Except as and to the extent (i) reflected in the Interim Balance Sheet and adequately reserved against in the Interim Balance Sheet, (ii) set forth on Schedule 3.4(b), and (iii) arising between the Interim Balance Sheet Date and the Closing Date in the ordinary and regular course of business and consistent with Seller’s past practice, or (iv) arising under contracts of Seller and its Affiliates (excluding liabilities for breaches thereof), there are no liabilities of Seller or its Affiliates with respect to the Business as of the date hereof of any kind or nature whatsoever, whether or not accrued, determined or determinable, known or unknown, fixed or contingent, matured or unmatured.

3.5 Absence of Certain Changes. Except as set forth in Schedule 3.5 hereto, and with respect to the Business, since the Interim Balance Sheet Date:

(a) There has not been any state of facts, change, event, effect or occurrence (i) that (when taken together with all other states of fact, changes, events, effects or occurrences) is, or is reasonably likely to be, materially adverse to the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Business or the Purchased Assets, or (ii) that has occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) will, or is reasonably likely to, prevent or materially delay the performance by Seller of any of its obligations under this Agreement or any of the Seller’s Ancillary Documents or the consummation of the Transactions;

(b) Seller has conducted the Business in the ordinary course on a basis consistent with Seller’s past practice and has not entered into any agreement, transaction or activity or made any commitment with respect to the Business or the Purchased Assets, except those in the ordinary and regular course of business, consistent with Seller’s past practice;

(c) Seller has used its commercially reasonable efforts to preserve and foster the relationships and goodwill of the Business with customers, distributors, suppliers, employees and other persons or entities having business relations with the Business;

(d) Seller has maintained in good working condition and repair (ordinary wear and tear excepted), consistent with past practices, all Personal Property Assets and any other tangible personal property that is included in the Purchased Assets;

(e) Seller has not written-down or written-up the value of any of the Purchased Assets on the books or records of the Seller, except for continued depreciation, continued amortization, write-downs or write-ups made in the ordinary and regular course of business and consistent with Seller’s past practice with respect to the Business;

(f) Seller has not suffered any damage, destruction, casualty or loss (whether or not such loss or damage shall have been covered by insurance) which materially adversely affects the ability of Seller to conduct the Business in substantially the same manner as it was conducted by Seller prior to the date hereof;

(g) Seller has not incurred any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) with respect to the Business except in the ordinary and regular course of business consistent with Seller’s past practice;

(h) Seller has not materially increased any reserves for contingent liabilities with respect to the Business (excluding any adjustment to bad debt reserves in the ordinary and regular course of business and consistent with Seller’s past practice) and has not materially increased or experienced any material change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves with respect to the Business;

(i) No material claim, liability or obligation (whether absolute, accrued, contingent or otherwise) of Seller with respect to the Business has been paid, discharged or satisfied other than by payment, discharge or satisfaction in the ordinary and regular course of business consistent with Seller’s past practice;

(j) Seller has not cancelled, waived or written off any material claims or rights of value relating to the Business, except in the ordinary and regular course of business and consistent with Seller’s past practice;

(k) Seller has not sold, transferred, distributed or otherwise disposed of any assets or properties materially necessary for Seller or any of its Affiliates to manufacture and sell the Products and to conduct the Business, except for finished goods sold in the ordinary and regular course of business and consistent with Seller’s past practice;

(l) Except for annual pay increases in the ordinary and regular course of business in amounts and at times consistent with Seller’s past practices, Seller has not materially increased, in any manner, the compensation of any Transferred Employees;

(m) Seller has not made any commitment for any capital expenditure with respect to the Business in excess of $10,000 that has not yet been fully paid;

(n) Seller has continued to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations with respect to the Business in the ordinary and regular course of business and consistent with Seller’s past practice; and

(o) Seller has not agreed, whether in writing or not, to do any of the foregoing described in Section 3.5(a)-(n) above that would be required to be listed on Schedule 3.5.

3.6 Title to Assets; Related Matters. Seller has (and pursuant to this Agreement does hereby convey to Purchaser) good and valid title to all of the Purchased Assets, free and clear of all Liens, except for those Liens described on Schedule 3.6(i) (the “Permitted Liens”). Except as expressly set forth on Schedule 3.6(ii), no person or entity other than Seller owns any equipment or other tangible personal property or assets that are necessary to the operation of the Business as conducted by Seller. Except as set forth on Schedule 3.6(iii), on or before the Effective Time, Seller has purchased all of the assets (the “Financed Assets”) used in the operation of the Business that were being leased from GE Capital Corporation and its Affiliates (formerly Bank of America prior to its assignment of the leasing documents with respect to the Financed Assets to GE Capital Corporation and its Affiliates).

3.7 Leased Real Property.

(a) Schedule 3.7 sets forth a list of and describes all real property currently leased by Seller or its Affiliates relating to the Business or the Purchased Assets (the “Leased Real Property”). Except for the Leased Real Property identified on Schedule 3.7, neither Seller nor any Affiliate of Seller presently owns or leases, nor does either have any interest in, any real property used primarily in the Business. Seller or one of its Affiliates has a valid leasehold interest in all of the Leased Real Property, free and clear of all mortgages, liens, pledges, security interests, charges, claims, tenancies, restrictions and encumbrances of any nature or kind whatsoever (“Liens”), except for (i) imperfections of title that do not materially impair the present use by Seller of the Leased Real Property subject thereto, (ii) zoning laws, land use restrictions and other applicable legal requirements, (iii) items that would be reflected on an accurate survey of the Leased Real Property, and (iv) all Lien restrictions, reservations of rights and other matters disclosed in deeds, surveys, policies of title insurance and title commitments that have been provided to, or have been obtained by, Purchaser. There is no material default or claim of material default (or an event that with notice, lapse of time or both would result in any such default) by Seller, any of its Affiliates or, to Seller’s Knowledge, any other party thereto, under any lease agreement relating to the Leased Real Property. All lease agreements relating to the Leased Real Property are legal, valid, and binding obligations of Seller or one of its Affiliates enforceable against such entity in accordance with their respective terms and, to Seller’s Knowledge, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors’ rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) All of the buildings, structures, improvements and fixtures comprising the Leased Real Property are in a good state of repair, maintenance and operating condition, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used and there are no defects with respect thereto, either patent or latent, which would materially impair the day-to-day use of any such buildings, structures, improvements or fixtures or which would subject Seller or any of its Affiliates to any liability under applicable law. All utilities necessary to service the Business as operated by Seller or its Affiliates are connected and functioning at the Leased Real Property.

(c) The Leased Real Property is zoned to permit the uses for which it is presently used by Seller or its Affiliates without variances or conditional use permits. The Leased Real Property is in material compliance with all applicable zoning and other land use and similar laws, codes, ordinances, rules, regulations and orders (collectively, “Real Estate Laws”). Neither Seller nor any of its Affiliates has received any written notice of any violation from any governmental entity or authority of any Real Estate Law on the use, occupancy or operation of the Leased Real Property or with respect to any potential eminent domain efforts contemplated by any governmental entity or authority. No Real Estate Law materially prohibits, limits or conditions the use or operation of the Leased Real Property as currently used or operated by Seller or its Affiliates. Neither Seller nor any of its Affiliates has received any written notice of any pending or threatened termination or impairment of access of Seller or its Affiliates to the Leased Real Property or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

3.8 Environmental Matters.

(a) Except as set forth on Schedule 3.8(a):

(i) None of the Leased Real Property is currently being used by Seller, any of its Affiliates or, to Seller’s Knowledge, any other party nor has it ever been used by Seller, any of its Affiliates or, to Seller’s Knowledge, any other party, to make, store, handle, treat, dispose, generate, or transport Hazardous Substances (as hereinafter defined) in violation of any applicable Environmental Law (as hereinafter defined);

(ii) There has never been a Release (as hereinafter defined) of Hazardous Substances on or from any of the Leased Real Property by Seller, any of its Affiliates or, to Seller’s Knowledge, by any other party that has caused Contamination (as hereinafter defined);

(iii) Seller and its Affiliates, with respect to their operation of the Business and ownership of the Purchased Assets, are in material compliance with all applicable Environmental Laws;

(iv) No proceeding arising under or relating to any Environmental Law or any Environmental, Health, and Safety Liabilities (as hereinafter defined), is pending, or to Seller’s Knowledge, threatened, against Seller, any of its Affiliates or any other party with respect to the Business or any of the Leased Real Property;

(v) Seller has not received any written notification, citation, complaint, violation, notice or order of any kind from any governmental entity or authority or any third party relating or pertaining to any Environmental, Health, and Safety Liabilities with respect to the Leased Real Property, the Purchased Assets, the Business or the importation, making, storing, handling, treating, disposing, generating, transporting or Release of any Hazardous Substances on, under or adjacent to the Leased Real Property in violation of any Environmental Law;

(vi) With respect to the Leased Real Property, the Purchased Assets or the Business, none of Seller, its Affiliates or, to Seller’s Knowledge, any other party is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Substances under, any applicable Environmental Law;

(vii) Neither Seller nor any of its Affiliates has paid any fine, penalty or assessment with respect to environmental matters relating to the Leased Real Property, the Purchased Assets or the Business;

(viii) No Leased Real Property, improvement or equipment included in the Purchased Assets contains any asbestos or polychlorinated biphenyls and the Leased Real Property does not contain any open or closed pits or sumps; and

(ix) No Hazardous Substance handled, treated, disposed, generated or transported by Seller or any Affiliate of Seller in connection with the Business or any third party transporter retained by Seller or any Affiliate of Seller in connection with the Business has contributed to any Contamination at any other property or site, or has otherwise come to be located at a property or site that is listed or is proposed for listing under any Environmental Law as a site requiring remedial action.

(b) Storage Tanks. Schedule 3.8(b) sets forth a complete and accurate list of all above ground or under ground storage tanks presently in use by Seller or any of its Affiliates, or formerly used by Seller or any of its Affiliates, or to Seller’s Knowledge, any other party on the Leased Real Property for the storage of any Hazardous Substances. To Seller’s Knowledge, no other above ground or under ground storage tank is present at the Leased Real Property, nor have any been removed from the Leased Real Property.

(c) Reports and Other Documents. Schedule 3.8(c) sets forth a complete and accurate list of any environmental site assessment reports and audits (including, but not limited to, Phase I and II reports) performed or prepared internally by Seller or any of its Affiliates or commissioned by Seller or any of its Affiliates from a third party pertaining to Hazardous Substances in, on, under or adjacent to any of the Leased Real Property, or concerning compliance by Seller or any Affiliate of Seller with any applicable Environmental Laws in connection with the Leased Real Property or the Purchased Assets or Seller’s or any of its Affiliate’s operation of the Business.

(d) For purposes of this Section 3.8 and of Section 5.3 hereof, the following terms shall have the meanings set forth below:

(1) “Contamination” shall mean the presence in soil or groundwater of any Hazardous Substances which requires reporting or remedial action under any applicable Environmental Law.

(2) “Environmental, Health and Safety Liabilities” shall mean collectively, any liabilities and obligations arising from or under any Environmental Law and any other federal, state and local laws, statutes, regulations, ordinances, administrative orders, principles of common law or treaties designed to provide safe and healthful working conditions or to reduce occupational safety and health hazards.

(3) “Environmental Law” shall mean collectively, all federal, state and local laws, statutes, regulations and ordinances in effect as of the date hereof relating to pollution or the protection of the environment, including, without limitation, the Industrial Site Recovery Act, P.L. 1993, Ch. 139, amending, supplementing and renaming the Environmental Cleanup Responsibility Act, N.J.S.A. 13K-6 et. seq., and the regulations promulgated thereunder, N.J.A.C. 7:26B-1.1 et. seq., and any amending or successor legislation or regulations (“ISRA”), the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et. seq. (“CERCLA”), the Solid Waste Disposal

Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et. seq. (“RCRA”), the Clean Air Act (42 U.S.C. §§7401 et. seq.), the Clean Water Act (33 U.S.C. §§1251 et. seq.), the Toxic Substance Control Act (15 U.S.C. §§2601 et. seq.), and any state, county, municipal, or local statutes, laws, regulations or ordinances similar or analogous to the federal statutes listed in this sentence.

(4) “Environmental Conditions” shall mean any pollution or contamination of, or the Release of, Hazardous Substances into the environment.

(5) “Hazardous Substances” shall mean any substance, chemical, waste, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Law, including without limitation, RCRA hazardous wastes, CERCLA hazardous substances, oil and petroleum products or byproducts and constituents thereof.

(6) “NJDEP” shall mean the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

(7) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment of Hazardous Substances.

(8) “Remedial Action” shall mean any and all: (i) investigations of Environmental Conditions of any kind or nature whatsoever, including all site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (ii) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for the recovery and/or treatment of groundwater or free product.

3.9 Equipment; Other Tangible Personal Property Assets; Purchased Inventory.

(a) Schedule 3.9(a) sets forth a true, correct and complete list of (i) each piece of machinery and equipment having a book value exceeding $2,500 that is used or held for use by Seller primarily in connection with the operation of the Business and (ii) all machinery and equipment used or held for use by Seller primarily in connection with the operation of the Business and would be maintained on Seller’s listing of fixed assets in the ordinary course of its business. Except as and to the extent set forth in Schedule 3.9(a), the machinery and equipment and other items of tangible personal property and assets included in the Purchased Assets are structurally sound, in good operating condition and in a state of good maintenance and repair, normal wear and tear excepted, and are adequate and satisfactory for the operations for which they are currently being used by Seller.

(b) Except as and to the extent set forth in Schedule 3.9(b), the items comprising the Purchased Inventory of Seller or its Affiliates (i) consist of items which are good and merchantable, (ii) are of a quality and quantity presently usable or salable in the ordinary and regular course of business on a basis consistent with Seller’s past practice with respect to the Business, (iii) are valued on Seller’s or its Affiliates books and records at the lower of cost or market in accordance with the principles, policies and methodologies set forth on Schedule 1.4(b)(ii) and (iv) are subject to reserves determined in accordance with GAAP consistently applied.

(c) Except as listed on Schedule 3.9(c), the Purchased Assets include all of the assets and properties required to operate the Business in substantially the same manner as Seller or any of its Affiliates has operated it since January 1, 2005.

3.10 Litigation and Government Claims. Except as set forth on Schedule 3.10, there is, with respect to the Business or the Purchased Assets, no claim, lawsuit, action, litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry pending against Seller or any of its Affiliates. To Seller’s Knowledge, there are no such claims, lawsuits, actions, litigation, proceedings, investigations or inquiries threatened against Seller or any of its Affiliates with respect to the Business or the Purchased Assets. Except as set forth on Schedule 3.10, there is no judgment, decree, injunction, rule or order of any court, arbitrator or arbitration panel outstanding against Seller or any of its Affiliates involving the Business or any of the Purchased Assets, and neither Seller nor any of its Affiliates has violated the terms of any such judgment, decree, injunction, rule or order.

3.11 Intentionally Omitted.

3.12 Employee Relations. Except as set forth in Schedule 3.12, with respect to the Business and Seller’s or any of its Affiliate’s conduct of the Business:

(a) Each of Seller and its Affiliates is in material compliance with, and is not liable for any material liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with, all applicable foreign, federal, state and local laws and all contracts governing or concerning employment and employment practices (including employment discrimination and harassment, wages, hours or occupational safety and health), terms and conditions of employment (including all wages and hours requirements), and is not and has not engaged in any unfair labor practice;

(b) No labor strike, walk out, picketing, labor stoppage, or other similar labor difficulty is in progress or, to Seller’s Knowledge, has been threatened against Seller or any of its Affiliates;

(c) Neither Seller nor any of its Affiliates has been or is a signatory to a collective bargaining agreement with respect to employees of the Business; and

(d) Seller or its Affiliates have paid or accrued all current assessments under workers’ compensation legislation, statute or law, and neither Seller nor any of its Affiliates has been subject to any special or penalty assessment under such legislation, statute or law that has not been paid.

3.13 Assumed Contracts and Other Commitments.

(a) Material Contracts. Schedule 3.13(a) sets forth a true, correct and complete list of the following contracts of Seller or any of its Affiliates related primarily to the Business, whether oral or written:

(i) any contract or agreement which, by its terms, does not terminate or is not terminable by Seller or any of its Affiliates without penalty upon 90 days’ or less notice;

(ii) any contract or agreement for the sale of any products or goods of the Business through a sales agency, broker, distributor or similar party;

(iii) any contract or agreement that requires or obligates Seller or any Affiliate of Seller to share profits of the Business with any third party;

(iv) any contract or agreement that involves a liability or obligation with respect to the return of inventory or products or goods of the Business in the possession of wholesalers, distributors or other customers;

(v) any contracts or agreements (whether written or oral) that grant an option or a first refusal, first-offer or similar preferential right to purchase or acquire any of the Purchased Assets or the Business;

(vi) any contracts and agreements (whether written or oral) providing for the grant or receipt of a license, sublicense or franchise or under which any person or entity is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(vii) any contracts and agreements (whether written or oral) concerning confidentiality, exclusivity, exclusive dealing or noncompetition or otherwise restricting or limiting the conduct of the Business;

(viii) any contracts or agreements which commit Seller or any of its Affiliates for more than one (1) year or commit Seller or any of its Affiliates to an aggregate expenditure of more than $5,000, or in which the amount exceeds $5,000; and

(ix) any contracts or arrangements with respect to the Business between Seller, on the one hand, and any of Seller’s Affiliates, on the other hand (other than any such contracts or arrangements involving the sale or supply of board used by Seller in the manufacture of the Products).

(b) Except as set forth on Schedule 3.13(b)(i), there is no material default or breach or claim of material default or breach (or an event that with notice, lapse of time or both would result in any such default or breach) by Seller or any of its Affiliates or, to Seller’s Knowledge, any other party thereto, under any of the Assumed Contracts. All of the Assumed Contracts are legal, valid, and binding obligations of Seller or one of its Affiliates enforceable against such entity in accordance with their respective terms and, to Seller’s Knowledge, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors’ rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.13(b)(ii), each of the Assumed Contracts is assignable to Purchaser by Seller or one of its Affiliates without any change in its terms and without the consent or approval of or notice to any party.

3.14 Transaction with Affiliates. Schedule 3.14 lists all transactions during the past 12-months with an aggregate value in excess of $2,500 between the Business, on one hand, and any Affiliate of Seller, on the other hand, other than the normal provision of corporate support services (including the purchase of goods and services from third parties and charged to the Business) as provided by Seller to its Affiliates generally and other than board purchases by Seller from mills of Seller or its Affiliates.

3.15 Intellectual Property and Other Intangible Personal Property Assets.

(a) Schedule 3.15(a) sets forth a complete and correct description of each trademark, service mark and patent (or any application therefor) used by Seller or any Affiliate of Seller in the Business during the past 12 months.

(b) Schedule 3.15(b) sets forth a complete and correct list of all contracts, licenses and agreements with respect to which Seller or any of its Affiliates is a party (i) with respect to Intellectual Property licensed or transferred by Seller or any Affiliate of Seller to any third party or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller or any Affiliate of Seller.

(c) Each item of Intellectual Property that is the subject of an application, certificate, filing, registration or other similar document issued, filed with, or recorded with any governmental entity or public body and is owned by, filed in the name of, or licensed to Seller or any of its Affiliates and used in the Business is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary material documents, recordations and certifications in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property.

(d) Seller owns and has good title to, or has licenses or other valid, binding and enforceable rights to use (in either case sufficient for the conduct of the Business as currently conducted by Seller) each item of Intellectual Property.

(e) To Seller’s Knowledge, no person or entity has infringed or misappropriated or is infringing or misappropriating any Intellectual Property.

(f) Neither Seller’s nor its Affiliates’ use of the Intellectual Property nor the operation of the Business (as it is currently conducted by Seller), including Seller’s design, development, marketing and sale of the products or services of the Business, infringes upon, misappropriates or otherwise violates in any manner any intangible personal property rights or any other rights of any third party. No proceedings are pending against Seller or any of its Affiliates, and no written notices have been received by Seller or any of its Affiliates from any third party, either challenging the right of Seller or any of its Affiliates to use any Intellectual Property or making any allegations of such infringement, misappropriation, violation or breach.

(g) No Intellectual Property or product or service of the Business related to Intellectual Property is subject to any outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by Seller or any of its Affiliates or (ii) that may affect the validity, use or enforceability of the Intellectual Property or any such product or service.

(h) There is no software owned by Seller or its Affiliates that is used in the Business that Seller developed through its own efforts and for its own account. Schedule 3.15(h)(i) sets forth a true and complete list of (i) all software used by Seller or any of its

Affiliates in connection with and that is material to the Business (the “Seller Licensed Software”) and (ii) all licenses and agreements pursuant to which Seller is granted the right to use the Seller Licensed Software, in each case excluding off-the-shelf software with a retail value less than $500.

(i) Seller is in material compliance with the terms and conditions of all license agreements in favor of Seller or any of its Affiliates relating to the Seller Licensed Software.

3.16 Tax Liabilities. To the extent that any taxes of Seller or any of its Affiliates, including, but not limited to, employment, payroll, property, withholding, social security, sales and use taxes relate to the Business or the Purchased Assets:

(a) Seller has filed all federal, state, county and local tax returns and reports that are required to be filed with respect to such taxes and all such returns and reports are true, correct and complete in all material respects.

(b) Seller has either paid in full, or has fully accrued as liabilities for such taxes on its books and records, all such taxes and any interest and penalties with respect thereto for which Seller may have liability (whether or not such taxes have become due as reflected on any return or report or are payable but not yet due).

(c) Seller has withheld all required amounts and made all required cash deposits with appropriate governmental authorities representing withholding tax obligations in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder thereof or other third party.

(d) Except as provided in Schedule 3.16, no extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Seller with respect to any such tax.

(e) No unsatisfied deficiency, delinquency or default for any such tax, assessment or governmental charge has been assessed (or, to Seller’s Knowledge, claimed or proposed) against Seller, nor has Seller received written notice of any such deficiency, delinquency or default.

(f) No audit or investigation of any federal, state, county and local tax return or report filed by Seller or any of its Affiliates is currently pending or, to Seller’s Knowledge, is threatened.

(g) No claim with respect to any such tax has ever been made against Seller by any governmental entity in a jurisdiction where Seller does not file tax returns or reports.

(h) There are no Liens for such taxes on the Purchased Assets, other than Liens for such taxes that are not yet due and payable.

3.17 Business Advisors, Brokers and Finders. Except as set forth on Schedule 3.17 (the costs, expenses and fees of which, if any, shall be borne solely and completely by Seller), neither Seller nor any of its shareholders, officers, directors, employees, agents, or Affiliates, as applicable, have engaged any person or entity to act or render services as a business advisor, broker, finder, or investment banker, or in any similar capacity in connection with the Transactions and no other person has, as a result of any agreement or action by Seller or any of its Affiliates, any right or valid claim for any commission, fee or other compensation as a business advisor, broker, finder, or investment banker, or in any similar capacity in connection with the Transactions that would result in any liability to Purchaser.

3.18 Customers and Suppliers. Schedule 3.18 sets forth a complete and accurate list of the top twenty customers and top twenty suppliers (determined by dollar volume of transactions with the Business) of the Business at the Frenchtown, New Jersey and Litchfield, Illinois facilities and the top twelve customer and top twenty suppliers (determined by dollar volume of transactions with the Business) of the Business at the Covington, Georgia facility, for the twelve months ended December 31, 2004 and December 31, 2005. To Seller’s Knowledge, no event has occurred that could materially and adversely affect Seller’s relations with any customer or supplier listed on Schedule 3.18. Except as set forth on Schedule 3.18, no customer or supplier listed on Schedule 3.18 with respect to the twelve months ended December 31, 2005 has (i) terminated its business relationship with Seller, (ii) notified Seller in writing of its intent to terminate its relationship with Seller, (iii) materially and adversely altered (including reducing the level of business transacted with the Business), or notified Seller in writing that it will so alter, such relationship, or (iv) been involved in a dispute, contractual or otherwise, with Seller or any Affiliate of Seller, the value of which exceeds $1,000, individually or in the aggregate.

3.19 Compliance with Laws. With respect to the Business: (a) Seller is, and has at all times been, in compliance with all applicable laws, regulations, rules, statutes and ordinances in all material respects; and (b) except as set forth on Schedule 3.19, (i) Seller has not been charged with, has not received any written notice that it is under investigation with respect to, and, to Seller’s Knowledge, is not otherwise now under investigation with respect to, a violation of any applicable law, regulation, rule, statute or ordinance, (ii) Seller is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any governmental entity or authority that affects the operation of the Business by Seller or any of its Affiliates, and (iii) Seller has filed all material reports and has all licenses, permits and authorizations required to be filed with any governmental entity or authority on or prior to the Effective Time.

3.20 Employees. Schedule 3.20 contains a true and complete list of all of the current employees (whether full-time, part-time or otherwise) of Seller or any of its Affiliates who provide services solely to the Business (the “Employees”) and independent contractors that are engaged to provide services solely to the Business, specifying their position, status (active, leave, etc.), annual salary or hourly wages, eligibility for commission, bonus or other compensation programs, vacation accrual date, date of hire, length of service, consulting or other independent contractor fees (where applicable), together with an appropriate notation next to the name of any employee on such list who is subject to any written employment agreement. Except as set forth on Schedule 3.20, Seller is not a party to or bound by any employment agreement (oral or written) with any Employees and all Employees are employees at-will. Except as indicated on Schedule 3.20, all Employees and independent contractors of Seller or any of its Affiliates that are employed or engaged by the Business are active on the date hereof. Except as set forth on Schedule 3.20, no Employee’s salary or wages are subject to any current garnishment or similar order.

3.21 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.21, neither Seller nor any of its Affiliates (each a “Seller Entity”) has any pension, retirement, retiree benefit, profit sharing, deferred compensation or other employee benefit or welfare plan of any type whatsoever which are subject to Title I of ERISA (collectively, “Employee Benefit Plans”) which provide benefits for Employees.

(b) No liability under Title IV or section 302 of ERISA has been incurred by any Seller Entity or by any trade or business, whether or not incorporated, that together with a Seller Entity would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “ERISA Affiliate”) for which Purchaser would be liable under applicable law as a result of the transactions contemplated by this Agreement.

(c) Each of the Employee Benefit Plans has been established, registered (where required), qualified, maintained, funded, invested and administered in compliance in all material respects with its terms and with applicable federal and state laws and regulations to which it is subject, including ERISA and the Code and the Treasury Regulations promulgated thereunder.

3.22 Insurance. Schedule 3.22(a) sets forth a true and complete list of the Business’ current insurance policies and coverages applicable to the Business that has been obtained by Seller or an Affiliate of Seller from January 1, 2003 through the date hereof, including the name of the insurer, name of the policyholder, and the name of each covered insured and the scope of the applicable coverage. Schedule 3.22(b) sets forth a list of all claims filed pursuant to the above policies and coverages from January 1, 2003 through the date hereof.

3.23 Product Warranties. Schedule 3.23 sets forth a sample form of the product warranties and guaranties extended by Seller or any of its Affiliates with respect to the products and goods its has sold and services it has rendered in the Business (other than those expressly specified in the Assumed Contracts).

3.24 Product Liability Claims. Schedule 3.24 sets forth a description of all written claims in which the amount exceeds $1,000 made to or against Seller or any of its Affiliates in connection with the Business alleging that any of the products, goods or services provided by Seller or any of its Affiliates have been defective or not in compliance with the warranties or guarantees provided by Seller or any of its Affiliates to its customers or not in compliance with the requirements or laws, regulations, rules, statutes and ordinances applicable to such products, goods and services.

3.25 Delivery of Documents. Prior to the execution hereof, Seller has delivered to Purchaser true and complete copies of (a) the written Assumed Contracts (including all amendments, exhibits, schedules and addenda thereto) and if any Assumed Contract is not in writing a detailed summary of all key terms thereof, (b) all documents evidencing Seller’s ownership of, right to use or its licensing of any of the Intellectual Property, (c) all documents evidencing any Lien on any Purchased Asset, (d) the environmental reports required to be listed on Schedule 3.8(c), and (e) all other documents and instruments identified or referred to in the Schedules. Such delivery shall not constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) shall in no way limit Seller’s other obligations or Purchaser’s other rights hereunder.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As an inducement to Seller to enter into this Agreement and to consummate the Transactions, Purchaser hereby represents and warrants to Seller each of the following representations and warranties and acknowledges that each of said representations and warranties has been relied upon by Seller and is material to Seller’s decision to enter into this Agreement and to consummate the Transactions:

4.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority and Binding Effect. Purchaser has the company power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions to be consummated by it hereunder, including the power and authority to execute and deliver any other certificate, document or other instrument to be executed and delivered by it in connection with the Transactions (collectively, the “Purchaser’s Ancillary Documents”) and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Purchaser’s Ancillary Documents by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder to be consummated by Purchaser have been duly and validly authorized by all necessary company action on the part of Purchaser. Each of this Agreement and the Purchaser’s Ancillary Documents to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors’ rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Consents; Compliance with Other Instruments.

(a) Except for matters that are not reasonably likely to cause a material adverse effect, neither the execution, delivery and performance by Purchaser of this Agreement nor the consummation by it of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions hereof and thereof violates, breaches, is in conflict with, or constitutes a breach or default under, or permits the termination or the acceleration of maturity of, or results in the imposition of any Lien upon any property or asset of Purchaser pursuant to (i) its certificate of formation or limited liability company agreement or other organizational document, (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument to which Purchaser is bound, (iii) any statute, rule, regulation, ordinance, or code applicable to Purchaser, or (iv) any judgment, order, injunction, or decree by which Purchaser is bound or any of its assets are subject.

(b) Purchaser is not required to submit any notice, declaration, report or other filing or registration with any governmental or regulatory authority or instrumentality in connection with the execution and delivery of this Agreement or the consummation of the Transactions, where the failure to make such submissions, filings or registrations would be reasonably likely to have a material adverse effect.

(c) No waiver, consent, approval or authorization of any governmental or regulatory authority or instrumentality or any other person is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transactions, where the failure to obtain or make such item would be reasonably likely to have a material adverse effect.

(d) No consents (other than those consents relating to the Purchased Assets, all of which are the responsibility of Seller) from any person or entity are required to be obtained by Purchaser in connection with the execution and delivery by it of this Agreement and the consummation of the Transactions, where the failure to obtain such consents would be reasonably likely to have a material adverse effect.

4.4 Brokers and Finders. Neither Purchaser nor any of its Affiliates has engaged any person or entity to act or render services as a business advisor, broker, finder or an investment banker, or in any similar capacity in connection with the Transactions and no person has, as a result of any agreement or action by Purchaser or its Affiliates, any right or valid claim for any commission, fee or other compensation as a business advisor, broker, finder or investment banker, or in any similar capacity in connection with the Transactions that would result in any liability to Seller.

4.5 Condition of Purchased Assets. Except as otherwise expressly provided in this Agreement, Purchaser acknowledges that Seller has not made, and Purchaser hereby expressly disclaims and negates, any representation, expressed or implied, relating to the Business or the Purchased Assets, including, without limitation, (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, and (iv) any and all other implied warranties existing under applicable law or otherwise.

5. CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES.

5.1 Employees and Employee Benefits.

(a) [Intentionally Omitted];

(b) Transferred Employees. As of the Effective Time, Purchaser will, subject to the customary screening criteria used by Purchaser described on Schedule 5.1(b)(i), offer “at-will” employment to the Employees listed on Schedule 5.1(b)(ii) who provide services to the Business at Seller’s facilities in Frenchtown, New Jersey, Covington, Georgia and Litchfield, Illinois (“Potential Transferred Employees”). Potential Transferred Employees who accept such offer are referred to herein as the “Transferred Employees”. Seller will terminate all of the Transferred Employees immediately prior to the Effective Time. Purchaser shall have no obligation of any kind to offer employment or otherwise with respect to any employee who is not a Transferred Employee.

(c) Employee Benefit Plans of Seller. Purchaser has not assumed and shall not be responsible for any Employee Benefit Plans of Seller or its Affiliates, including the Seller Benefit Plans. Accordingly, Seller and its Affiliates shall continue to be responsible for the administration and obligations of any Employee Benefit Plans involving Employees and former employees of the Business, including the Seller Benefit Plans. Purchaser shall not assume any obligations or liabilities of any nature whatsoever with respect to any damages, losses, liabilities, settlement payments, claims, causes of action or demands brought by Transferred Employees with respect to benefits or other matters that arose at or prior to the Effective Time.

(d) COBRA Coverage. Seller shall be solely responsible for offering and providing any continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA (“COBRA Coverage”) with respect to any “qualified beneficiary” who is covered by a Seller Benefit Plan that is a “group health plan” and who experiences a “qualifying event” at or prior to the Effective Time, and Purchaser shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employee (or other qualified beneficiary) who becomes covered by a group health plan sponsored or contributed to by Purchaser and who experiences a qualifying event after the Effective Time. For purposes hereof, each of “qualified beneficiary,” “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

(e) Workers’ Compensation. Seller shall be responsible for and pay any and all workers’ compensation and other similar claims asserted by, or with respect to, any employee or former employee of Seller in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole or in part at or prior to the Effective Time, and Purchaser shall be responsible for and shall pay any and all workers’ compensation and other similar claims asserted by, or with respect to, any Transferred Employee in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole following the Effective Time.

(f) Reimbursement for Certain Severance Payment Obligations of Seller. Purchaser agrees to reimburse Seller for certain severance obligations of Seller or its Affiliates, by wire transfer of immediately available funds to an account designated by Seller within seven (7) calendar days after the incurrence of such obligations by Seller or its Affiliates and Seller’s written notification thereof to Purchaser, with respect to those individuals employed by Seller and its Affiliates in the Business immediately prior to the Closing (i) who are not offered conditional employment by Purchaser (subject to meeting Purchaser’s customary hiring criteria described on Schedule 5.1(b)(i)), and (ii) whose employment with Seller or its Affiliates is terminated by Seller or its Affiliates within thirty (30) days following the Closing and (iii) who are listed on Schedule 5.1(f) (with the amounts of such reimbursement for each such individual listed on Schedule 5.1(f)). Purchaser shall have no obligation to reimburse or otherwise make any payments to Seller for any severance obligations of Seller or its Affiliates with respect to any employees of Seller or its Affiliates employed in the Business (x) who receive an offer of employment from Purchaser as of the Closing and do not accept such offer or (y) who receive a conditional offer of employment from Purchaser, but fail to meet Purchaser’s customary hiring criteria described on Schedule 5.1(b)(i).

5.2 Further Assurances. From time to time at Purchaser’s reasonable request after the date hereof, Seller at its expense shall execute and deliver such further instruments of conveyance and transfer and take such further actions as Purchaser may reasonably require in order to more effectively convey and transfer to Purchaser any and all of the Purchased Assets. From time to time at Seller’s reasonable request after the date hereof, Purchaser at its expense shall execute and deliver such further instruments of assumption and take such further actions as Seller may reasonably require in order for Purchaser to more effectively assume all of the Assumed Liabilities.

5.3 Access to Records.

(a) Purchaser shall permit Seller, at Seller’s sole cost and expense, during normal business hours at Purchaser’s principal place of business or the locations at which the Business is conducted by Purchaser after the Closing, to have access to and examine and take copies of all records included in the Purchased Assets that Seller transferred to Purchaser at Closing, provided, that Seller certifies that it requires such information in connection with a bona fide business purpose. Purchaser will not dispose of or destroy any such records (i) for a period of two (2) years after the date hereof and (ii) thereafter without first offering them to Seller in writing and without charge at least thirty (30) days prior to the date of their proposed disposal or destruction.

(b) Seller shall permit Purchaser, at Purchaser’s sole costs and expense, during normal business hours at Seller’s principal place of business, to have access to and examine and take copies of all records relating to the Business (but not included in the Purchased Assets), provided, that Purchaser certifies that it requires such information in connection with a bona fide business purpose. Seller will not dispose of or destroy any such records without first offering them to Purchaser in writing and without charge at least thirty (30) days prior to the date of their proposed disposal or destruction.

5.4 Confidential Information; Trade Secrets.

(a) Seller’s Obligations.

(i) Seller acknowledges that prior to the date hereof, Seller has become familiar with the following in the course of conducting the Business, any and all of which constitute confidential information of the Business (collectively the “Purchaser’s Confidential Information”): (A) trade secrets primarily relating to, arising out of or otherwise concerning the operation, business and affairs of the Business and/or the ownership or use of the Purchased Assets, customer lists and customer information, current and anticipated customer needs, data, know-how, packaging information and processes, current and planned sales and marketing methods and processes, distribution methods, pricing information, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures, in each case relating primarily to the Business (and related methods and information primarily of the Business and any other information, however documented, primarily of the Business that is a trade secret within the meaning of applicable law); (B) other information held or maintained as confidential by Seller or its Affiliates primarily with respect to the Business relating to, arising out of or concerning the operations, business and affairs of the Business and/or the ownership or use of the Purchased Assets (which includes, without limitation, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials, and supplier and supply information and techniques), however documented, stored or maintained; (C) the Intellectual Property; and (D) notes, analysis, compilations, studies, summaries and other materials, documents or instruments or files prepared by or for Seller or any of its Affiliates primarily with respect to the Business containing or based, in whole or in part, on any information included in the foregoing; provided, however, Purchaser’s Confidential Information shall not include foregoing information that (I) is or becomes generally available to the public other than (x) as a result of a disclosure by Seller or any of its Affiliates after the date hereof in violation of this Agreement or (y) as a result of the fault of any other person or entity that Seller knows or reasonably believes is bound by a duty of confidentiality to Purchaser with respect to such information, or (II) is required to be disclosed by Seller or any of its Affiliates pursuant to a court order or other legal requirement (provided, Seller or any of its Affiliates, to the extent possible, will promptly notify Purchaser of such court order or other legal requirement to enable Purchaser to attempt to obtain a protective order or take other legal means to prohibit or limit any such disclosure.

(ii) Except as otherwise permitted by Section 7.5, as an inducement to Purchaser to enter into this Agreement and in order to preserve the goodwill associated with the Purchased Assets for the benefit of Purchaser, Seller, for itself and for each of its Affiliates, hereby covenants and agrees to the extent that any

Purchaser’s Confidential Information does not rise to the level of a trade secret under applicable law, for a period of five (5) years after the Closing Date, and to the extent that any Purchaser’s Confidential Information rises to the level of a trade secret under applicable law, then for as long as such Purchaser’s Confidential Information remains a trade secret under applicable law (or for the maximum duration provided under such law), neither Seller nor any of its Affiliates shall, directly or indirectly, (x) use for any purpose, or (y) disclose to any person or entity, any Purchaser’s Confidential Information.

(iii) Seller, for itself and each of its Affiliates, agrees that the provisions and restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate continuing interests of Purchaser in acquiring the Purchased Assets, and that any violation or breach of these provisions will cause irreparable injury to Purchaser for which a remedy at law would be inadequate and that, in addition to any monetary damages or other relief at law which may be available to Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, Purchaser shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.4.

(b) Purchaser’s Obligations.

(i) Purchaser acknowledges that prior to the date hereof, Purchaser has become familiar with the following information of Seller and its Affiliates not relating solely to the Business in the course of conducting its due diligence of the Business and negotiating and consummation the transactions contemplated by this Agreement, any and all of which constitute confidential information of Seller and its Affiliates (collectively the “Seller’s Confidential Information”): certain information held or maintained as confidential by Seller or its Affiliates not relating solely to the Business (which includes, without limitation, employee benefits and insurance information, computer software and programs information, certain contracts and agreements, and supplier and supply information), however documented, stored or maintained; provided, however, Seller’s Confidential Information shall not include foregoing information that (I) is or becomes generally available to the public other than (x) as a result of a disclosure by Purchaser or any of its Affiliates after the date hereof in violation of this Agreement or (y) as a result of the fault of any other person or entity that Purchaser knows or reasonably believes is bound by a duty of confidentiality to Seller or any of its Affiliates with respect to such information, or (II) is required to be disclosed by Purchaser or any of its Affiliates pursuant to a court order or other legal requirement (provided, Purchaser or any of its Affiliates, to the extent possible, will promptly notify Seller of such court order or other legal requirement to enable Seller to attempt to obtain a protective order or take other legal means to prohibit or limit any such disclosure.

(ii) Except as otherwise permitted by Section 7.5, Purchaser, for itself and for each of its Affiliates, hereby covenants and agrees to the extent that any Seller’s Confidential Information does not rise to the level of a trade secret under applicable law, for a period of five (5) years after the Closing Date, and to the extent that any Seller’s Confidential Information rises to the level of a trade secret under applicable law, then for as long as such Seller’s Confidential Information remains a trade secret under applicable law (or for the maximum duration provided under such law), neither Purchaser nor any of its Affiliates shall, directly or indirectly, (A) use for any purpose, or (B) disclose to any person or entity, any Seller’s Confidential Information.

(iii) Purchaser, for itself and each of its Affiliates, agrees that the provisions and restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate continuing interests of Seller and its Affiliates with respect to their business and affairs, and that any violation or breach of these provisions will cause irreparable injury to such persons for which a remedy at law would be inadequate and that, in addition to any monetary damages or other relief at law which may be available to such persons for such violation or breach and regardless of any other provision contained in this Agreement, Seller and its Affiliates shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.4.

5.5 Non-Competition; Non-Solicitation of Transferred Employees.

(a) Seller agrees that during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date:

(i) Neither Seller nor any of its Affiliates will for itself or as an agent, shareholder, member, partner of, or otherwise through or on behalf of any corporation, trust, entity, enterprise or other business organization of any kind or person, directly or indirectly, engage in, invest in, acquire, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any business that, in the United States (the “Territory”), designs, markets, sells, manufactures and/or distributes Products for sale within the Territory; provided, however, that Seller’s or any of its Affiliates’ ownership, in the aggregate, of up to (but not more than) five percent (5%) of any class of securities of any entity or enterprise (but without participating in the activities of such entity or enterprise) whose securities are publicly traded on any recognized national or regional securities exchange shall not be considered a violation of the restrictive covenant set forth above in this Section 5.5(a)(i); and

(ii) Neither Seller nor any of its Affiliates will, directly or indirectly, for itself or any other person or entity, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Business to cease doing business with, or to reduce its business with, Purchaser with respect to the Business and/or Purchaser’s manufacture and sale of Products.

(b) Seller agrees that during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, induce or attempt to induce any Transferred Employee to leave his or her employment with Purchaser or any Affiliate of Purchaser or to seek employment elsewhere; provided, that Seller and its Affiliates may hire a Transferred Employee (i) who contacts Seller in response to a solicitation for employment made by Seller or any of its Affiliates by means of a general advertisement or other method of general circulation not intended to specifically target any Transferred Employees, (ii) who has been involuntarily terminated by Purchaser, or (iii) who terminated his or her employment with Purchaser voluntarily without influence or inducement by or from Seller or any of its Affiliates.

(c) Seller agrees and acknowledges that any breach of the covenants and obligations described in sub-sections (a) or (b) of this Section 5.5 will cause severe and irreparable harm to Purchaser for which Purchaser will have no adequate remedy at law, due in part to the inability to ascertain and measure precisely the monetary damages resulting from such breach. Seller further agrees and acknowledges that Purchaser shall be entitled, in addition to any other and additional legal and equitable relief to which Purchaser may be entitled, to permanent injunctive relief restraining and prohibiting Seller or any Affiliate of Seller from engaging in or committing any breach or prospective breach of this Section 5.5

(d) If Seller or any Affiliate of Seller violates the provisions of sub-section (a) or (b) of this Section 5.5, the period during which the covenants set forth therein shall apply shall be extended one (1) day for each day in which a violation of such covenants occurs. If a suit is brought to enforce the covenants of sub-section (a) or (b) of this Section 5.5 and any violation by Seller or any of its Affiliates is established, then Purchaser shall be entitled to an injunction restraining Seller and its Affiliates from further violations for a period of (i) three years from the date of the final decree with respect to the covenants set forth in Section 5.5(a) or (ii) one year from the date of the final decree with respect to the covenants set forth in Section 5.5(b), in each case less only such number of days that Seller or any Affiliate of Seller shall have not violated such covenants. The parties acknowledge that the purpose of this provision is to prevent Seller or any of its Affiliates from profiting from wrongful actions if it violates such covenants.

(e) Seller further recognizes and agrees that (i) the covenants in this Section 5.5 are necessary and essential to protect the legitimate business interests of Purchaser and for

Purchaser to realize and derive all of the benefits, rights and expectations of acquiring the Business and the goodwill associated therewith, (ii) that the geographic area and duration of the covenants herein are in all respects reasonable, and (iii) that good and valuable consideration exists for Seller and its Affiliates being bound by such covenants.

(f) It is the intent of the Parties to enter into reasonable restrictive covenants for the maximum period and to the maximum extent enforceable under Georgia law (or any other applicable law in any other jurisdiction), and if said geographic, durational or other restrictions are deemed unreasonable by a court of competent jurisdiction, the Parties intend that such court should, in light of the facts and circumstances, reform this Agreement to specify the maximum permissible scope (in time, location, and subject matter) in which the provisions of sub-sections (a) and (b) of this Section 5.5 shall be enforceable against Seller and its Affiliates.

5.6 ISRA Compliance.

(a) Conduct of ISRA Proceedings. Seller hereby agrees to comply with all of the obligations and provisions set forth in this Section 5.6.

(i) With respect to the Leased Real Property located in Frenchtown, New Jersey, (the “Frenchtown Property”) and the transactions contemplated by this Agreement, Seller has obtained from the NJDEP and executed a Remediation Agreement (as such term is defined under ISRA) permitting the consummation of the transactions contemplated by this Agreement. Seller shall continue to take all other actions that are necessary to achieve compliance with ISRA following the Closing, including but not limited to (A) the filing of all other documents required by the NJDEP or associated with its obligations under ISRA, (B) the receipt of a “No Further Action Letter and Covenant Not to Sue” (as such term is defined under ISRA), and (C) the posting of a bond or other remediation funding source, as required by the NJDEP. As reasonably requested by Seller and subject to Section 5.6(c) hereof, Purchaser agrees to promptly execute such documents prepared by Seller in connection with Seller’s satisfaction of its obligations under this Section 5.6, provided that the form and content of such documents are reasonably satisfactory to Purchaser.

(ii) Seller shall continue to pay all ISRA compliance costs necessary or incurred in order to achieve compliance with ISRA including, but not limited to, all expenses necessary to maintain in full force and effect any bond or other remediation funding source required under the Remediation Agreement or ISRA to secure the performance of Seller’s ISRA compliance activities at the Frenchtown Property.

(iii) Seller shall promptly provide the Purchaser with copies of all documents, including correspondence, reports, field and laboratory data, summaries,

proposals and recommendations, submitted by the Seller to, or received by the Seller from, the NJDEP in connection with the Seller’s actions to achieve compliance with ISRA.

(iv) Seller shall pay for any and all losses, fines, penalties, damages (including, without limitation, damages on account of personal injury or death, property damage or damage to natural resources), fees, costs or expenses (including, without limitation, sampling, monitoring or remediation costs, reasonable attorneys’ fees, consultants’ fees and engineering fees and disbursements, costs of defense and interest) that arise or result from Seller’s performance of, or failure to timely and appropriately perform, its obligations under ISRA.

(b) Performance of Remedial Actions. As to any Remedial Actions that Seller performs at the Frenchtown Property pursuant to Section 5.6(a) above, Seller agrees to:

(i) Perform, and cause all consultants and contractors retained by the Seller to perform, all such Remedial Actions in a workmanlike manner, consistent with applicable Environmental Law;

(ii) Comply with all Environmental Law applicable to the implementation of such Remedial Actions at the Frenchtown Property and obtain all permits, authorizations and consents required under applicable Environmental Law or by the NJDEP or other governmental agency or authority in order to implement such Remedial Actions at the Frenchtown Property;

(iii) Unless required to do otherwise by ISRA or the NJDEP, Seller shall select and propose to the NJDEP, or select and implement with the approval of the NJDEP, Remedial Actions which shall not unreasonably and materially interfere with Purchaser’s day-to-day operations at the Frenchtown Property;

(iv) Subject to Section 5.6(c) below, implement such Remedial Actions in such manner, at such times and with such advance notice as to not unreasonably and materially interfere with the Purchaser’s day-to-day operations at the Property;

(v) Cause all consultants and contractors performing such Remedial Actions to provide and maintain comprehensive general liability insurance, automobile liability insurance, workers’ compensation and employers’ liability insurance, excess liability and professional liability insurance in full force and effect with limits of coverage that are customary for the performance of comparable work or services until sixty (60) days following the completion of the Remedial Action. Seller shall provide copies of insurance certificates indicating that the Purchaser has been named as an additional insured under such policies before the Purchaser shall be required to provide access to the Property;

(vi) Promptly upon the completion of any phase of investigation or Remedial Action, restore the Frenchtown Property to substantially the same condition it was in prior to the performance of such phase of investigation or Remedial Action.

(c) Consents and Covenants of Purchaser. As to the Remedial Actions performed by Seller pursuant to this Section 5.6, and provided Seller is in compliance with all requirements set forth in this Section 5.6, Purchaser consents, during the term of the Purchaser’s lease of the Frenchtown Property, to provide access to the Frenchtown Property in connection with Seller’s performance of the Remedial Actions in accordance with this Section 5.6. Purchaser shall not unreasonably and materially interfere with, or cause damage to, any equipment installed by Seller to perform the Remedial Action in accordance with this Section 5.6. Purchaser shall provide prompt written notice to Seller of a Release of any Hazardous Substances at the Frenchtown Property following the Closing that is required to be reported to the NJDEP or other governmental agency or authority under applicable Environmental Law, unless such Release is pursuant to a valid permit or is otherwise in compliance with Environmental Law.

(d) Lease Obligations. Notwithstanding anything contained in this Section 5.6 to the contrary, Seller acknowledges that Purchaser does not own the Frenchtown Property and cannot and does not purport to grant to Seller any rights to utilize engineering and/or institutional controls at the Frenchtown Property. In addition, all rights granted herein from Purchaser to Seller with respect to activities at the Frenchtown Property are subject to the rights and obligations set forth in Purchaser’s lease of the Frenchtown Property, as applicable, and all such rights granted herein to Seller by the Purchaser shall terminate upon the expiration or termination of Purchaser’s lease of the Frenchtown Property.

5.7 Warranty Claims. Purchaser shall, and shall cause its Affiliates, to perform the work required to satisfy or otherwise address properly any claim or demand arising from any wholesaler, distributor or other customer relating to a defect of any Product manufactured, distributed or sold by Seller or any of its Affiliates in connection with the Business or sold by Purchaser if such defective Product was a finished good included in the Purchased Inventory (each, a “Warranty Claim”). Seller shall notify Purchaser of any Warranty Claim received by Seller or any of its Affiliates after the Closing Date within 10 calendar days after receipt of such claim. Upon request of Purchaser, Seller agrees to reasonably assist and cooperate with Purchaser and its Affiliates in a timely manner to resolve or attempt to resolve any Warranty Claim. Within 30 days after receipt of a statement or invoice setting forth the reasonable costs and expenses incurred by Purchaser with respect to a Warranty Claim, Seller shall reimburse Purchaser for all such reasonable costs and expenses.

5.8 Payment of License Transfer Fees. The parties acknowledge and agree that, in connection with the assignment to Purchaser of (a) the License and Maintenance Agreement dated August 27, 2003 between Harry Rohde Management Systems, Inc. (“HRMS”) and Caraustar Industries, Inc (Covington), (b) the License and Maintenance Agreement dated November 1, 2002 between HRMS and Caraustar Industries, Inc. (Frenchtown), and (c) the License and Maintenance Agreement dated November 1, 2002 between HRMS and Caraustar Industries, Inc. (Litchfield), in each case as Assumed Contracts in accordance with the terms and conditions of this Agreement, HRMS requires as a condition to its consent to assignment that Purchaser enter into an Ownership Change Agreement with HRMS and may require payment to HRMS of a license transfer fee of up to $7,500 (which represents up to a $2,500 license transfer fee for each License and Maintenance Agreement to be assigned). At the Closing, Purchaser shall execute such an agreement (in form and substance reasonably satisfactory to Purchaser), shall pay to HRMS any such license transfer fees required by HRMS, and shall take such other actions reasonably requested by Seller and HRMS (at no out-of-pocket cost to Purchaser other than payment of any required license transfer fees to HRMS as referenced above) to complete the assignment of such agreements to Purchaser and Purchaser’s assumption of the Assumed Liabilities arising thereunder. In connection therewith, Seller and its Affiliates agree to take such other actions reasonably requested by Purchaser and HRMS (at no out-of-pocket cost to Seller or its Affiliates) to complete the assignment and assumption with respect to such agreements described above in this Section 5.8.

6. INDEMNIFICATION.

6.1. Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser and Purchaser’s heirs, assigns, managers, managing board members, members, officers, directors, employees, agents, consultants, representatives and any of Purchaser’s Affiliates (hereinafter collectively referred to as the “Purchaser Indemnified Parties”) from, against, for and in respect of any and all damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common, or otherwise), losses, obligations, liabilities, claims, actions or causes of action, costs, expenses and encumbrances (including amounts paid in settlement, costs of investigation, court costs and reasonable attorneys’ fees, reasonable expert witness fees and expenses (collectively, “Losses”) suffered, sustained, incurred or required to be paid by a Purchaser Indemnified Party arising out of, related to or resulting from any of the following:

(a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or the Seller’s Ancillary Documents (without giving effect to any materiality, material adverse effect or similar qualifiers contained therein for purposes of indemnification under this Section 6.1(a));

(b) any breach of any agreement, undertaking or covenant of Seller contained in this Agreement or the Seller’s Ancillary Documents;

(c) any Excluded Liabilities; and

(d) any failure of any Party hereto to comply with the requirements of any applicable bulk sales, bulk transfer or similar law or statute.

The Losses of the Purchaser Indemnified Parties described in this Section 6.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses,” and shall include interest thereon at the prime rate of interest published in The Wall Street Journal on the Closing Date (the “Prime Rate”), plus 300 basis points per annum, from the date that is fifteen calendar days after any obligation to make any particular payment under this Section 6.1 is not in dispute until paid in full.

6.2 Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and Seller’s heirs, officers, directors, employees, agents, consultants, legal representatives and any of Seller’s Affiliates (hereinafter collectively referred to as the “Seller Indemnified Parties”) harmless from, against, for and in respect of any and all Losses suffered, sustained, incurred or required to be paid by a Seller Indemnified Party arising from or related to any of the following:

(a) any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or the Purchaser’s Ancillary Documents (without giving effect to any materiality, material adverse effect or similar qualifiers contained therein for purposes of indemnification under this Section 6.2(a));

(b) any breach of any undertaking, agreement or covenant of Purchaser contained in this Agreement or the Purchaser’s Ancillary Documents; and

(c) any Assumed Liabilities.

The Losses of the Seller Indemnified Parties described in this Section 6.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses,” and shall include interest thereon at the Prime Rate plus 300 basis points per annum, from the date that is fifteen calendar days after any obligation to make any particular payment under this Section 6.2 is not in dispute until the date it is paid in full.

6.3 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any Party to this Agreement or pursuant hereto shall survive the Closing and shall be deemed to be material and to have been relied upon by the Parties hereto. The representations and warranties in Section 3 and Section 4 of this Agreement shall survive until the second anniversary of the Closing Date; provided, however, that (a) the representations and warranties in Sections 3.15 shall survive until the third anniversary of the Closing Date, (b) the representations and warranties in Sections 3.8 (environmental) and 3.16 (taxes) shall survive until the expiration of the last applicable statute of limitations relating to any claims relating thereto or to the payment of such taxes, and (c) the representations and warranties in Sections 3.1 and 4.1 (organization), 3.2 and 4.2 (authorization), the first sentence of 3.6 (title) and 3.17 and 4.4 (brokers) shall survive indefinitely. Notice of any claim under this Section 6 based on a breach or inaccuracy of a representation or warranty must be given prior to the expiration of the representations and warranties as set forth in the preceding sentence, and any such claim not made within such periods shall be of no force or effect. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable claims period described above, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The respective representations and warranties of the Parties in this Agreement or in any other document delivered by any Party in connection with the Closing and the rights to indemnification set forth in this Section 6 shall not be deemed waived or otherwise affected or diminished by any investigation made, or knowledge acquired, at any time by or on behalf of the Party for whose benefit such representations and warranties were made or such rights to indemnification accrue.

6.4 General Rules Regarding Indemnification. The obligations and liabilities of each Party under this Section 6 (an “Indemnifying Party”) with respect to claims resulting from the assertion of liability by the other Party (an “Indemnified Party”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give prompt written notice to the Indemnifying Party following receipt by the Indemnified Party of notice (including upon receipt of any complaint or commencement of any action, suit or proceeding) of any claim or potential claim by a third party with respect to which such Indemnified Party may be entitled to receive payment from the Indemnifying Party for any Purchaser Loss or any Seller Loss (as the case may be), stating the nature and basis of said claims and the amounts thereof, to the extent known; provided, however, the failure to give prompt notice will relieve the Indemnifying Party from such party’s obligations under this Section 6 only if, and only to the extent that, such failure shall have actually and materially prejudiced the rights and defenses otherwise available to the Indemnifying Party with respect to such claim.

(b) If any action, suit or proceeding is commenced by a third party against the Indemnified Party with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be), the action, suit or proceeding shall, at the election of the Indemnifying Party, be defended (including all proceedings on appeal or for review which counsel for the Indemnified Party shall deem appropriate) by the Indemnifying Party. The legal counsel selected by the Indemnifying Party shall be subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed. If, however, the Indemnifying Party declines or fails to assume the defense of the action, suit or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred. The Indemnifying Party or the Indemnified Party (whichever is assuming the defense of such action) and its legal counsel shall at all times use reasonable efforts to keep the Indemnified Party or Indemnifying Party (as the case may be, whether or not such party is represented by separate counsel) reasonably informed on all matters with respect to the defense of any matter the defense of which it is maintaining. In any action, suit or proceeding brought by a third party for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at such party’s own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the other party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (1) if there are defenses available to the Indemnified Party which are inconsistent with those available to the Indemnifying Party that create a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of the Indemnified Party’s counsel insofar as they relate to such inconsistent defenses, and (2) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity provisions contained in Sections 6.1 and 6.2 hereof, the Indemnified Party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters.

(c) The Parties hereto agree to cooperate in good faith and render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(d) The Indemnified Party shall not make any settlement or compromise of any claims or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, which may not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder.

(e) If an Indemnified Party claims a right to payment pursuant hereto, other than for a third party claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party. Such notice shall specify the basis for such claim. If the Indemnifying Party has notified the Indemnified Party within 30 days after its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6 or the amount thereof, then as promptly as possible, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) business days after the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder. Any failure of the Indemnifying Party to provide notice of dispute within such 30-day period shall not affect its liability hereunder.

6.5 Limitations.

(a) Seller shall have no liability for Purchaser Losses arising under Section 6.1(a): (i) unless and until the aggregate amount of such Losses exceeds $90,000, and (ii) to the extent that the aggregate amount of the such Losses exceeds an amount equal to 40% of the Purchase Price; provided, however, that such limitations shall not apply to Purchaser Losses arising with respect to a breach of Seller’s representations and warranties under Sections 3.1 (organization), 3.2 (authorization), the first sentence of 3.6 (title), 3.8 (environmental), 3.15 (intellectual property), 3.16 (taxes) and 3.17 (brokers) and with respect to any claim of fraud or intentional or willful misconduct by any Seller Indemnified Party.

(b) Purchaser shall have no liability for Seller Losses arising under Section 6.2(a): (i) unless and until the aggregate amount of such Losses exceeds $90,000, and (ii) to the extent that the aggregate amount of such Losses exceeds an amount equal to 40% of the Purchase Price; provided, however, that such limitations shall not apply to Seller Losses arising with respect to a breach of Purchaser’s representations and warranties under Sections 4.1 (organization), 4.2 (authorization) and 4.4 (brokers) and with respect to any claim of fraud or intentional or willful misconduct by any Purchaser Indemnified Party.

(c) The amount of any Purchaser Losses or Seller Losses recoverable hereunder shall be reduced by any tax savings actually realized by the Indemnified Party arising from the occurrence or payment of any such Purchaser Losses or Seller Losses in the taxable year in which such losses are incurred.

6.6 Exclusive Remedy. From and after the Closing, the right to indemnification and other rights provided for under this Section 6 shall constitute the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for any Losses with respect to any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement.

7. MISCELLANEOUS.

7.1 Knowledge of Seller. Any reference to “Knowledge” with respect to Seller means (a) all facts actually known by any officer or director of Seller or those additional individuals listed on Schedule 7.1 on the date hereof and (b) all facts that any of the foregoing persons should have known with respect to the matters at hand if such person had exercised reasonable diligence with respect to such matters at hand.

7.2 Expenses. Except as otherwise set forth herein, Purchaser and Seller shall pay their own expenses incurred in connection with this Agreement and the Transactions contemplated hereby.

7.3 Transfer Taxes. All sales, use and transfer taxes incurred in connection with the purchase and sale of the Purchased Assets shall be borne by Seller. The Parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required.

7.4 Entire Agreement. This Agreement, the Seller’s Ancillary Documents, the Purchaser’s Ancillary Documents and the schedules and exhibits hereto and thereto contain the complete agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the Parties with respect to such transactions including the letter of intent, dated December 5, 2005, by and between Purchaser and Caraustar Industries, Inc. The Parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any document, certificate or schedule delivered pursuant hereto.

7.5 Public Announcements. The Parties agree that the terms and conditions of the transactions contemplated in this Agreement are to remain confidential (and each shall cause its Affiliates to keep such information confidential), except that a Party and its Affiliates may disclose the purchase price, terms and other specific provisions of this Agreement (i) only to the extent that any Party or any of its Affiliates is required by applicable law or by the rules of any securities exchange to make public disclosure of such specific terms and conditions or (ii) in any legal proceeding, including any arbitration, to the extent necessary to enforce any rights under this Agreement, in either case, the disclosing Party or its Affiliates shall provide the other Party with reasonable prior notice of the requirement to make any such disclosure and the content thereof and shall give such other Party an opportunity to review and reasonably comment upon the content of such disclosure. Notwithstanding the foregoing, following the Closing, a Party may issue a press release or make other public announcements disclosing that the transactions contemplated by this Agreement have been consummated, but shall not (and shall cause its Affiliates not to) disclose any other terms or provisions of the transactions (including, without limitation, the purchase price), except to the extent required by applicable law or by the rules of any securities exchange. Each Party or its Affiliates shall provide the other Party with the reasonable opportunity to review and comment upon any press release or other public announcement concerning the transactions contemplated by this Agreement within a reasonable time prior to dissemination of such release or announcement. Any announcement or notice to the employees, customers and suppliers of the Business shall be jointly planned and coordinated by Purchaser and Seller.

7.6 Copies; Counterparts; and Facsimiles. This Agreement may be executed in two or more fully executed copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such original copies. Any copy of this Agreement may be executed in any number of counterparts, all of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original. The Parties intend that execution of this Agreement by delivery of any original signature via facsimile or other means of electronic transmission shall be deemed to be equivalent to delivering the original signature and that such electronically delivered signature shall be deemed to be binding on the Party delivering the electronic signature for all relevant purposes. Each of the Parties also agrees to deliver such original signature to the other Party promptly after delivery of the electronic signature.

7.7 Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any Party to any other Party pursuant to this Agreement shall be deemed to have been duly given and made if in writing and delivered to the Party, either (a) if served by personal delivery upon the Party for whom it is intended, (b) if delivered by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service, or (c) if sent by facsimile transmission; provided, that each such facsimile transmission is promptly confirmed by telephone confirmation thereof and followed with a hard copy by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Purchaser:	RTS Packaging, LLC
c/o Rock Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Attn: Chief Financial Officer
Facsimile No: 770-263-3582

With a copy to the Senior Vice President and General Counsel of Rock Tenn Company at the above address.

If to Seller:	Caraustar Industrial and Consumer Products Group, Inc.
c/o Caraustar Industries, Inc.
5000 Austell-Powder Springs Road
Suite 300
Austell, Georgia 30106
Attn: Ronald J. Domanico
Facsimile No: 770-732-3401

With a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attn: Jeffrey C. Hart
Facsimile No: (704) 373-3992

Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes on the date of personal delivery, the date of facsimile confirmation, or on the third business day after mailing in accordance with the foregoing, unless delivered overnight by nationally recognized courier service that guarantees overnight delivery, in which case notice shall be deemed to have been received on the next business day, or at such time as delivery is refused by the addressee upon presentation.

7.8 Assignment; Successors and Assigns. This Agreement may not be assigned by either Party hereto without the written consent of the other Party; provided, however, that Purchaser shall be entitled to assign this Agreement to any direct or indirect subsidiary of Purchaser or any their Affiliates with Seller’s consent, which shall not be unreasonably withheld or delayed. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

7.9 Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Party against which enforcement of the amendment, modification or supplement is sought.

7.10 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

7.11 Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the Parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

7.12 Mutual Contribution. The Parties to this Agreement and their counsel have mutually contributed to its negotiation and drafting. Consequently, no provision of this Agreement shall be construed against any Party on the ground that such Party drafted the provision or caused it to be drafted or the provision contains a covenant of such Party.

7.13 Remedies. Except as otherwise provided herein, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

7.14 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.

7.15 Construction. Unless the context of this Agreement otherwise clearly requires to the contrary: (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); and (f) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to any document, instrument or agreement (including this Agreement): (x) includes and incorporates all exhibits, schedules and other attachments thereto; (y) includes all documents, instruments or agreements issued or executed in replacement thereof; and

(z) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.

7.16 Captions; Exhibits and Schedules. Article, section and other headings, titles, captions and any table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to articles and sections are references to articles and sections of this Agreement and all references to exhibits and schedules are references to exhibits and schedules to this Agreement. All exhibits and schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

[Signature page follows on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Purchaser:

RTS PACKAGING, LLC

By:	/s/ Richard E. Steed
Name:	Richard E. Steed
Title:	President and CEO

Seller:

CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Vice President and Asst. Secretary

[Guaranty follows on next page]

Signature Page to Asset Purchase Agreement

GUARANTY OF SELLER’S OBLIGATIONS

For good and valuable consideration, the receipt and adequacy of which is acknowledged and confessed and as an inducement to Purchaser to execute, deliver and perform its obligations under the foregoing Asset Purchase Agreement and to Purchaser’s managing board to authorize and approve the transactions provided for in such agreement, the undersigned Guarantor, by and through its duly authorized representative, does hereby unconditionally agree to guarantee the payment of any and all payments, indemnities or other expenditures and the performance of all other obligations of Seller under the foregoing Asset Purchase Agreement and any agreements ancillary to such Asset Purchase Agreement; provided, further, that Purchaser shall not be required to exhaust any remedies against Seller before proceeding against Guarantor but Purchaser may do so in Purchaser’s sole and absolute discretion. Guarantor represents and warrants to Purchaser that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina; (ii) the execution and delivery of this guaranty by Guarantor and the performance by Guarantor of its obligations pursuant to this guaranty have been duly and validly authorized and approved by any and all requisite corporate action of Guarantor and its board of directors and no other act or proceeding on their part or on the part of any other person or entity is necessary to authorize the execution, delivery and performance of this guaranty by the undersigned on behalf of and in the name of Guarantor; and (iii) this guaranty constitutes a legal, valid and binding obligation of Guarantor, and is enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to creditors’ rights and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Guarantor:

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Name:	Ronald J. Domanico
Title:	Sr. Vice President and CFO

Signature Page to Guaranty to Asset Purchase Agreement

EXHIBIT 1.4(c)

Valuation Methods

Seller and Purchaser agree that the allocation of the Purchase Price among the Purchased Assets for purposes of the Forms 8594 to be filed on the respective tax returns of Seller and Purchaser will be in accordance with the rules and methodology set forth below.

1. With respect to Purchased Inventory, the Parties will use the Closing Inventory Value.

2. With respect to valuation of the Purchased Assets other than the Purchased Inventory, Purchase will obtain, at Purchaser’s sole cost and expense, and the Parties will use, a market value appraisal of such Purchased Assets following the Closing that is reasonably acceptable to Seller. Following completion of such market value appraisal, Purchaser will deliver a copy to Seller within 10 days following Purchaser’s receipt thereof.

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